UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 8, 2005

RUSH ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Texas	0-20797	74-1733016
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 IH-35 South, Suite 500, New Braunfels, Texas		78130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (830) 626-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Non-Employee Director Compensation

On November 8, 2005 the Company’s Board of Directors approved, upon the recommendation of the Company’s Compensation Committee, a change in the compensation structure for the Company’s non-employee directors. The new compensation structure, described in more detail below, consists of (i) cash compensation in the form of annual retainer and meeting fees, (ii) use of a Company-owned vehicle, and (iii) equity compensation in the form of stock options.

Retainers and Meeting Fees

The annual retainer amounts will be effective for the Company’s 2006 fiscal year and the new meeting fee amounts will be effective for meetings held after January 1, 2006.  The annual retainer and meeting fees are as follows:

•                  Each non-employee director receives an annual cash retainer of $25,000 for service on the Board of Directors

•                  The Chairmen of the Compensation Committee and the Nominating and Governance Committee each receive an additional annual cash retainer of $5,000.  The Chairman of the Audit Committee receives an additional annual cash retainer of $10,000.

•                  Each non-employee director also receives a fee of $1,500 for attendance at each meeting of the full Board of Directors and an additional $1,500 for attendance at each meeting of the Audit Committee, the Nominating and Governance Committee or the Compensation Committee.

Options

Each non-employee director who is elected or re-elected as a director of the Company at an Annual Meeting of Shareholders of the Company or appointed by the Board of Directors to serve as a director will be granted options to purchase 20,000 shares of the Company’s Class A common stock (the “Options”) on the date of such election, re-election or appointment.  The Options will be issued under the Company’s 1997 Non-Employee Director Stock Option Plan.  The Options will have an exercise price equal to the fair market value of the common stock on the date of such Annual Meeting of Shareholders of the Company or appointment by the Board of Directors and will vest fully on the date of the grant.

Company Vehicle

Each non-employee director will be granted use of a vehicle that is owned and insured by the Company.  The vehicle may be a GMC Yukon Denali or other vehicle of equal or lesser price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH ENTERPRISES, INC.

By:	/s/ Martin A Naegelin, Jr.
Martin A Naegelin, Jr.
Senior Vice President and Chief Financial Officer

Dated November 11, 2005